Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

     This Employee Matters Agreement, dated as of June 27, 2005, is between Dean Foods Company (“Dean”), a Delaware corporation, and TreeHouse Foods, Inc. (“TreeHouse”), a Delaware corporation (the “Agreement”).

     In consideration of the mutual agreements contained herein and in the Distribution Agreement, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings set forth in the Distribution Agreement.

     1.01 “Business Employee” means an individual employed at any time on or prior to the Distribution Date by any Dean Party who has, as of the Distribution Date, or who, immediately prior to his or her termination of employment with such Dean Party, had employment duties primarily related to the Transferred Businesses, including any such employee who is on approved medical, non-medical, short-term disability, long-term disability or weekly indemnity leave of absence or absent from active employment due to occupational illness or injury covered by workers’ compensation or any other leave authorized by Dean.

     1.02 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

     1.03 “Collective Bargaining Agreement” means any collective bargaining agreement entered into between any Dean Party and a union representing a Business Employee as of the Distribution Date.

     1.04 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et. seq.

     1.05 “Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     1.06 “Non-ERISA Benefit Arrangement” means each contract, agreement, policy, practice, program, plan, trust or arrangement, other than a Pension Plan or Welfare Plan, providing benefits, perquisites or compensation of any nature.

     1.07 “Non-Union Employee” means any Business Employee whose terms and conditions of employment are not covered by a Collective Bargaining Agreement or who is not represented by a union for collective bargaining purposes with any Dean Party as of the Distribution Date.

     1.08 “Pension Plan” means any pension plan as defined in Section 3(2) of ERISA.

     1.09 “Transferred Employee” means a Business Employee described in Section 2.01(a) or 2.01(b) who is employed by TreeHouse.

     1.10 “Union Employee” means any Business Employee whose terms and conditions of employment are covered by a Collective Bargaining Agreement or who is represented by a union for collective bargaining purposes with any Dean Party as of the Distribution Date.

     1.11 “Welfare Plan” means any employee welfare plan as defined in Section 3(1) of ERISA.

ARTICLE II.
TRANSFERRED EMPLOYEE MATTERS

     2.01 Employment.

          (a) Union Employees. On and after the Distribution Date, TreeHouse shall employ each Union Employee subject to the terms of the applicable Collective Bargaining Agreements, subject to any modifications agreed to between TreeHouse and the applicable Union(s), if any. Nothing in this Agreement affects the rights of TreeHouse to increase, decrease or otherwise modify the size of its workforce, or terminate any employee’s employment, for any reason permitted by the Collective Bargaining Agreements and applicable law after the Distribution Date.

          (b) Non-Union Employees. On and after the Distribution Date, TreeHouse shall employ each Non-Union Employee on terms and conditions substantially similar to the terms and conditions of their employment with Dean. Nothing in this Agreement affects the rights of TreeHouse to increase, decrease or otherwise modify the size of its workforce, or terminate any employee’s employment, for any reason permitted by the applicable law after the Distribution Date.

     2.02 Severance and Other Termination Benefits. It is not intended that any Transferred Employee will be eligible for termination or severance payments or benefits from Dean Entities as a result of the transfer or change of employment from Dean to TreeHouse or their respective subsidiaries or affiliates.

ARTICLE III.
MULTIEMPLOYER PENSION PLAN

     3.01 Multiemployer Plans. Effective as of the Distribution Date, TreeHouse agrees to assume all of Dean’s obligations to contribute to any Multiemployer Plan relating to the Transferred Businesses and to make all such contributions without interruption, it being the intention of Dean and TreeHouse that the Distribution qualify for the relief provided under Section 4218 of ERISA.

ARTICLE IV.
WELFARE PLANS AND NON-ERISA BENEFIT ARRANGEMENTS

     4.01 Participation in Dean Plans. Dean shall continue to provide coverage to the

Business Employees under the Welfare Plans maintained by any Dean Party (the “Dean Welfare Plans”) in which such Business Employees participate as of the Distribution Date, until such date as determined by Dean and TreeHouse, which date may be different for different plans (the “Cessation Time”), but in no event shall Dean continue to provide such coverage after December 31, 2005. A list of such Dean Welfare Plans are set forth on Schedule 4.01 hereto. Dean and TreeHouse expect to enter into a transition services agreement concerning the implementation of the provisions of Article IV of this Agreement.

     4.02 TreeHouse Welfare Plans. Effective as of the Cessation Time, TreeHouse shall adopt and establish for the benefit of Non-Union Employees and their respective eligible dependents, new Welfare Plans (the “TreeHouse Welfare Plans”) that provide benefits that are substantially similar to the benefits, if any, provided under the Dean Welfare Plans, in which such individuals participate; and TreeHouse shall also adopt and establish for the benefit of Union Employees and their respective eligible dependents new Welfare Plans as required by the applicable Collective Bargaining Agreements. Subject to the requirements of applicable Collective Bargaining Agreements, nothing contained in this Article IV shall prevent TreeHouse from amending or terminating the TreeHouse Welfare Plans after the Cessation Time.

     4.03 TreeHouse Non-ERISA Benefit Arrangements. Effective as of the Distribution Date, TreeHouse shall adopt and establish for the benefit of Non-Union Employees and their respective eligible dependents, new Non-ERISA Benefit Arrangements (the “TreeHouse Non-ERISA Benefit Arrangements”) that provide benefits that are substantially similar to the benefits, if any, provided under the Dean Non-ERISA Benefit Arrangements, in which such individuals participate; and TreeHouse shall also adopt and establish for the benefit of Union Employees and their respective eligible dependents new Non-ERISA Benefit Arrangements as required by the applicable Collective Bargaining Agreements. Subject to the requirements of applicable Collective Bargaining Agreements, nothing contained in this Article IV shall prevent TreeHouse from amending or terminating the TreeHouse Non-ERISA Benefit Arrangements after the Distribution Date.

ARTICLE V.
PENSION PLANS

     5.01 U.S. Defined Contribution Plans.

          (a) Establishment of TreeHouse Plans. Effective as of the Distribution Date, TreeHouse shall adopt, establish and maintain a Pension Plan and trust qualified under section 401(a) and section 501(a) of the Code (the “TreeHouse 401(k) Plan”) that is substantially similar to the Dean Foods 401(k) Plan and trust (the “Dean 401(k) Plan”). TreeHouse shall also adopt, establish and maintain a Pension Plan and trust qualified under section 401(a) and section 501(a) of the Code (the “TreeHouse Union 401(k) Plan”) as required by the applicable Collective Bargaining Agreements.

          (b) Transfer of Account Balances. As soon as administratively practicable after the Distribution Date, Dean shall cause to be transferred to the TreeHouse 401(k) Plan, or the TreeHouse Union 401(k) Plan as appropriate, the assets having a value as of the applicable valuation date on or nearest to the date on which such transfer occurs that are equal to the value of the aggregate account balances of, and liabilities with respect to, all Business Employees with an account balance under the Dean 401(k) Plan, or the Dean Foods Union 401(k) Plan and trust (the “Dean Union 401(k) Plan”), as appropriate, as of such valuation date, as determined by Dean. Such assets shall be transferred in cash or through in-kind share transfers (plus the transfer of any promissory notes evidencing outstanding loan balances of Business Employees), and shall be in accordance with section 414(l) of the Code.

     5.02 Defined Benefit Pension Plan.

          (a) Adoption of TreeHouse Pension Plan. Effective as of the Distribution Date, TreeHouse shall adopt, establish and maintain a Pension Plan and trust qualified under section 401(a) and section 501(a) of the Code for Business Employees as of the Distribution Date (the “TreeHouse Pension Plan”) that is substantially similar to the Dean Foods Company Retirement Plan and Trust (the “Dean Pension Plan”); provided, however, that benefits provided to Union Employees under the TreeHouse Pension Plan shall be provided as required by the applicable Collective Bargaining Agreements.

          (b) Transfer of Assets and Liabilities.

               (1) As soon as practicable after the Distribution Date, the actuary engaged by the Dean Pension Plan (the “Dean Actuary”) shall determine, subject to the agreement of the actuary engaged by the TreeHouse Pension Plan (the “TreeHouse Actuary”) (which agreement shall not be unreasonably withheld), the present value of benefits on a termination basis, as of the Distribution Date, for Business Employees with an accrued benefit under the Dean Pension Plan in accordance with section 414(l) of the Code and the general rule set forth in Treasury Regulations § 1.414(l)-1(n)(1) and by applying standards set forth in regulations prescribed by the Pension Benefit Guaranty Corporation (the “PBGC”) (the “Transfer Amount”).

               (2) As soon as practicable after the expiration of the thirty (30) day waiting period prescribed by section 6058(b) of the Code (which TreeHouse and Dean shall take all action to commence promptly), Dean shall direct the trustee of the Dean Pension Plan to transfer the Transfer Amount in immediately available funds to the trustee of the TreeHouse Pension Plan according to a procedure agreed to by the Dean Actuary and the TreeHouse Actuary. Such procedure may provide that such transfer may be accomplished in two or more portions on two or more different dates.

               (3) During the period beginning on the Distribution Date and ending on the actual date of delivery of the Transfer Amount (or any portion thereof) (the “Transfer Date”), the trustee of the Dean Pension Plan shall hold the Transfer Amount under the TreeHouse Pension Plan and the Transfer Amount (or any portion thereof not yet transferred) shall be credited with earnings, from the Distribution Date to the Transfer Date of such portion, at a rate equal to the actual rate of return of the assets of the Dean Pension Plan, including any portion of the Transfer Amount not yet transferred, for the period beginning on the Distribution Date and ending on the Transfer Date of such portion.

               (4) The Transfer Amount shall be reduced (A) as necessary to reflect benefit payments made (if any) from the Dean Pension Plan after the Distribution Date on behalf of any Business Employees and (B) by the pro-rata portion of any expenses, as agreed to by the

Dean Actuary and the TreeHouse Actuary, incurred by the Dean Pension Plan attributable to any portion of the Transfer Amount for the period beginning on the Distribution Date and ending on the Transfer Date for such portion. Such expenses shall include without limitation, PBGC premiums, valuation fees, investment management fees, plan audit fees and trustees fees.

               (5) TreeHouse shall have no responsibility for any portion of the Transfer Amount before such portion is transferred to the TreeHouse Pension Plan.

               (6) In connection with the transfer of assets and liabilities from the Dean Pension Plan to the TreeHouse Pension Plan:

(i)	Dean and TreeHouse each warrant to the other that they shall comply with the requirements of ERISA, the Code and Revenue Ruling 86-48 and that the accrued benefits for each participant under the TreeHouse Pension Plan immediately after the effective date of such transfer of assets shall not be less than such participant’s accrued benefits under the Dean Pension Plan immediately prior to the effective date of such transfer, based on reasonable actuarial assumptions determined by the Dean Actuary in good faith;

(ii)	TreeHouse and Dean shall, in connection with such transfer, cooperate in making all appropriate filings required under the Code or ERISA, and the regulations thereunder; and

(iii)	Liabilities under any qualified domestic relations orders (as defined in section 414(p) of the Code) received with respect to any assets transferred to the TreeHouse Pension Plan shall be transferred to TreeHouse at the time such assets are transferred.

     5.03 Other Retirement Benefit Plans. As soon as reasonably practicable after the Distribution Date, TreeHouse shall adopt, establish and maintain a new executive deferred compensation plan (the “TreeHouse Deferred Compensation Plan”) that is substantially similar to the Dean Foods Company Post-2004 Executive Deferred Compensation Plan (the “Dean Post-2004 Plan”) in which Business Employees participate. TreeHouse shall credit all such Business Employees with all years of service credited to such individuals by any Dean Party for all purposes relating to the TreeHouse Deferred Compensation Plan. Any Business Employees who are participating in any Dean executive deferred compensation plan, including the Dean Post-2004 Plan and the Dean Foods Company Executive Deferred Compensation Plan, shall be treated as having terminated employment with Dean on the Distribution Date and shall receive such distributions from any such executive deferred compensation plan as are payable upon a termination of employment from Dean, such distributions to be made in accordance with the terms of such plan under which such payments are made unless required to be delayed pursuant to Code Section 409A. Dean shall be solely responsible for, and TreeHouse shall not assume any liability with respect to, such distribution from or other claims relating to any of the Dean executive deferred compensation plans. No Dean Party maintains any Pension Plan or other retirement benefit plan in which any Business Employee participates, other than the Dean 401(k) Plan, the Dean Union 401(k) Plan, the Dean Pension Plan, the Dean Foods Company Executive Deferred Compensation Plan, and the Dean Post-2004 Plan.

ARTICLE VI.
GENERAL PROVISIONS

     6.01 Miscellaneous. All provisions contained in Article 13 of the Distribution Agreement are fully applicable hereto and are incorporated herein by reference.

     6.02 Preservation of Rights to Amend. The rights of Dean or TreeHouse to amend or terminate any plan referred to herein shall not be limited in any way by this Agreement.

     6.03 Applicability to TreeHouse Subsidiaries. The obligations of TreeHouse in this Agreement shall also be applicable to any of the TreeHouse Parties and TreeHouse shall cause the TreeHouse Parties to comply with such obligations.

     6.04 No Third Party Beneficiaries. No Transferred Employee, Business Employee or other current or former employee of Dean or TreeHouse or any subsidiary or affiliate of either (or his/her spouse, dependent or beneficiary) or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors. Notwithstanding any other provisions to the contrary except with respect to such successors, this Agreement is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract.

     6.05 Collective Bargaining. Schedule 6.05 sets forth a list of each Collective Bargaining Agreement in effect on the date hereof and the Distribution Date.

     IN WITNESS WHEREOF, the parties have caused this Employee Matters Agreement to be executed in their names by a duly authorized officer as of the date first written above.

DEAN FOODS COMPANY
By:	/s/ Edward F. Fugger
Name:	Edward F. Fugger
Title:	Vice President - Corporate Development

TREEHOUSE FOODS, INC.
By:	/s/ Thomas E. O’Neill
Name:	Thomas E. O’Neill
Title:	Senior Vice President